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Exhibit 99.1

Refco Group Ltd., LLC
One World Financial Center 200 Liberty Street—Tower A New York, NY 10281 212-693-7000 www.refco.com	Company Contact: For Refco Group Ltd., LLC Robert Mercorella 212- 693-7870 rmercorella@refco.com

REFCO GROUP LTD., LLC REPORTS FOURTH QUARTER AND YEAR-END RESULTS

        NEW YORK, May 27, 2005—Refco Group Ltd., LLC today reported total revenues for its quarter ended February 28, 2005 of $1,140.9 million, an increase of $590.1 million, or 107.1%, and $69.5 million, or 6.5%, compared to the quarters ended February 29, 2004 and November 30, 2004, respectively. Total revenues for the year ended February 28, 2005 were $3,735.5 million, a 99.3% increase from $1,874.3 million for the year ended February 29, 2004. The quarter ended February 28, 2005 was the second full quarter to reflect the increase in expenses resulting from the acquisition of a controlling interest in Refco by Thomas H. Lee Partners, L.P. in a series of related transactions completed on August 5, 2004 (the "Transactions"). Specifically, interest expense and amortization on intangible assets increased significantly as a result of the Company's recapitalization on August 5, 2004. Consequently, net income for the quarter ended February 28, 2005 was $35.7 million which represented a decrease of $11.0 million compared to the quarter ended February 29, 2004. While the Company does not believe a comparison of the results for the years ended February 28, 2005 and February 29, 2004 is meaningful because of these increased expenses, both the quarters ended February 28, 2005 and November 30, 2004 included the effect of the Transactions for the entire period, and are therefore comparable. Net income for the fourth quarter decreased $0.4 million, or 1.1%, compared to the quarter ended November 30, 2004. Net income for the year ended February 28, 2005, which included the Transactions expenses, was $176.3 million, a 5.8% decrease from $187.2 million for the year ended February 29, 2004.

        In commenting on the quarter's results, Mr. Phillip R. Bennett, President and Chief Executive Officer said, "Refco Group Ltd., LLC's fourth quarter performance concluded a transforming and successful year for Refco, which reported strong performance in its key operating businesses. Refco's transaction volume growth in derivative brokerage, foreign exchange and fixed income equaled or exceeded the strong secular and cyclical growth trends enjoyed by these global markets and drove revenues to record levels. This is indicative of the key attributes of the Company's business model, its financial performance and cash flows. Our results enabled us to voluntarily prepay $150 million of our long-term debt in January 2005 consistent with our previously stated policy of deleveraging. In summary, fiscal 2005's performance maintained excellent growth in net revenue, net income and cash flow of our business segments. Refco's global franchise continues to demonstrate the growth consistency of recent years."

Business Highlights

  •
  Derivatives Brokerage & Clearing contract volumes increased by 36 million contracts, or 28.8%, to 161 million contracts for the fourth quarter compared to the same quarter a year ago.

  •
  Foreign exchange dollar volumes increased by $111.2 billion, or 37.8%, to $405.2 billion for the fourth quarter compared to the same quarter a year ago, and by $6.2 billion, or 1.6%, compared to the third quarter.

  •
  The average net customer securities financing portfolio, or average domestic net repo book, increased by 25.1% for the year ended February 28, 2005 to $31.4 billion from $25.1 billion for the year ended February 29, 2004.

Summary of Results

  •
  Net revenues represent total revenues less interest expense, excluding interest from long-term borrowings. Net revenues for the fourth quarter increased by 29.5% to $356.2 million from $275.0 million for the same quarter a year ago due to the growth in transaction volumes that reflected broad secular trends across all major market segments that Refco serves. Net revenues for the year ended February 28, 2005 increased by 32.2% to $1,331.9 million from $1,007.7 million for the year ended February 29, 2004.

  •
  Total expenses, excluding total interest expense, for the fourth quarter increased by 41.3% to $307.2 million from $217.3 million for the same quarter a year ago. For the year ended February 28, 2005, total expenses, excluding total interest expense increased by 41.4% to $1,113.1 million from $787.2 million for the year ended February 29, 2004.

    The increase in amortization of the customer relationship intangible asset resulting from the Transactions and the recognition of a legal reserve of $5.0 million increased total expenses by 4.1%, or $9.1 million, for the fourth quarter. This impact, together with certain other expenses incurred in the amount of $9.8 million associated with the integration of acquired entities, increased total expenses, excluding total interest expense, by 3.0%, or $23.6 million, for the year ended February 28, 2005.

  •
  Operating profit represents income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary, and discontinued operations and, since August 5, 2004, also includes expenses associated with the Transactions. Operating profit for the fourth quarter decreased by 56.7% to $21.9 million from $50.6 million for the same quarter a year ago. For the year ended February 28, 2005, operating profit decreased by 20.5% to $150.6 million from $189.5 million for the year ended February 29, 2004.

    Income from investments in non-consolidated equity investees is recorded in income from equity investees and included in income from continuing operations. Non-consolidated equity investees are engaged in both derivatives brokerage and prime brokerage operations in key product segments (such as retail foreign exchange brokerage) and important geographical markets (such as the Taiwan derivatives markets). Income from equity investees is considered to be integral to Refco's global operations and material to the results of operations. Members' interest in earnings (losses) of subsidiary is also included in total revenues and is reflected in our income from continuing operations. Income from equity investees and members' interest in earnings (losses) of subsidiary increased operating profit by 25.6%, or $13.0 million, and 13.5%, or $25.6 million, for the quarter ended and the year ended February 28, 2005, respectively.

    The increase in interest expense on long-term borrowings, decreased interest revenue on the $113.0 million reduction of working capital, increased amortization of customer relationships resulting from the Transactions and the recognition of a legal reserve of $5.0 million decreased operating profit by 54.6%, or $27.6 million, for the fourth quarter. These items, combined with expenses amounting to $9.8 million associated with the integration of acquired entities, decreased operating profit by 32.0%, or $60.6 million, for the year ended February 28, 2005.

  •
  Net income for the fourth quarter decreased by 23.6% to $35.7 million from $46.8 million for the same quarter a year ago. Net income for the year ended February 28, 2005 decreased by 5.8% to $176.3 million from $187.2 million compared with the year ended February 29, 2004.

    The impact of increased interest on long-term borrowings and the amortization of customer relationships resulting from the Transactions and the recognition of a legal reserve of $5.0 million decreased net income by 56.1%, or $26.2 million, and 27.2%, or $50.9 million, for the quarter ended and the year ended February 28, 2005, respectively.

Net Revenues

Derivatives Brokerage & Clearing

        Derivatives Brokerage & Clearing net revenues for the quarter ended February 28, 2005 increased by 25.2% to $262.3 million from $209.6 million for the quarter ended February 29, 2004, driven in large part by a 28.8% increase in transaction volumes to 161 million contracts cleared for the quarter ended February 28, 2005, compared with 125 million contracts for the same quarter a year ago. Growth in Derivatives Brokerage transactions is mainly due to increased transaction volume in all markets and in all geographic sectors that Refco serves, particularly electronic markets utilized by the Company's professional trading customers and commodity derivative brokerage activities. Revenue from such transactions is reflected in Commissions and brokerage revenues and Principal transactions, net. Global demand for commodity materials, in particular non-ferrous metals and oil, resulted in increased activity in those markets, while interest rate uncertainties increased the level of interest rate derivative volumes. Additionally, this led to an increase in total customer deposits to $4.4 billion at the end of the quarter, and a $700.0 million increase in U.S. customer deposits to a total of $4.0 billion. Net revenues for the quarter ended February 28, 2005 increased by 8.2%, to $262.3 million from $242.5 million in the quarter ended November 30, 2004.

        Derivatives Brokerage & Clearing net revenues for the year ended February 28, 2005 increased by 24.8% to $971.4 million from $778.3 million for the year ended February 29, 2004. The increase resulted primarily from a 38.6% increase in transaction volumes to 654 million contracts cleared for the year ended February 28, 2005, as compared with 472 million contracts for the prior year.

Prime Brokerage / Capital Markets

        Prime Brokerage / Capital Markets net revenues for the quarter ended February 28, 2005 increased by 24.3% to $101.4 million from $81.6 million for the quarter ended February 29, 2004. The increase was driven primarily by increased secured customer financing transactions and foreign exchange market activity.

        Prime Brokerage / Capital Markets net revenues for the year ended February 28, 2005 increased by 40.4% to $404.1 million from $287.9 million for the year ended February 29, 2004. The increase was primarily due to the 25.1% increase in the average domestic net repo book to $31.4 billion from $25.1 billion for the year ended February 29, 2004 and a 78.3% increase in foreign exchange dollar volumes, which totaled $1,216.5 billion for the year ended February 28, 2005, as compared to $682.4 billion for the year ended February 29, 2004.

Operating Profit

Derivatives Brokerage & Clearing

        Operating profit for the quarter ended February 28, 2005 was $35.7 million, representing an increase of 9.4%, from $32.6 million for the quarter ended February 29, 2004, and an increase of 8.8% from $32.8 million for the quarter ended November 30, 2004. For the year ended February 28, 2005, operating profit increased by 10.6% to $134.5 million from $121.5 million for the year ended February 29, 2004.

        Operating profit also includes incremental costs of amortization of customer relationships associated with the Transactions. The total increase in amortization for the fourth quarter compared to the same quarter in the previous year, and for the year ended February 28, 2005 compared to the year ended February 29, 2004, was $0.8 million and $0.9 million, respectively.

        For the year ended February 28, 2005, the increase in income from equity investees increased operating profit by 0.3%, or $0.3 million, compared to the year ended February 29, 2004. The increased amortization of customer relationships, as well as certain expenses of $6.8 million associated with the physical integration of acquired entities, decreased operating profit by 6.3%, or $7.7 million, compared to the year ended February 29, 2004.

Prime Brokerage / Capital Markets

        Operating profit for the quarter ended February 28, 2005 was $28.5 million, representing a decrease of 16.3%, from $34.0 million for the quarter ended February 29, 2004. For the year ended February 28, 2005, operating profit increased 10.3% to $137.5 million from $124.6 million for the year ended February 29, 2004. The total increase in amortization due to the Transactions for the fourth quarter compared to the same quarter a year ago, and the year ended February 28, 2005 compared to the year ended February 29, 2004, was $3.3 million and $7.9 million, respectively.

        In addition, operating profit is reported exclusive of the income derived from investments in non-consolidated equity investees, as well as members' interest in earnings (losses) of subsidiary (such members' losses are included in net revenues, but only recovered in members' interest). Income from equity investees was $2.6 million and $3.6 million for the quarter ended February 28, 2005 and February 29, 2004, respectively. Income from equity investees was $22.1 million and $9.1 million for the year ended February 28, 2005 and February 29, 2004, respectively. Members' interest (loss) in earnings of subsidiary was $17.9 million of income and a $1.0 million loss for the quarter ended February 28, 2005 and February 29, 2004, respectively. Members' interest in earnings (losses) of subsidiary was $11.0 million of income and a $1.3 million loss for the year ended February 28, 2005 and February 29, 2004, respectively. The increase in income from equity investees and the members' interest in earnings (losses) of subsidiary increased operating profit by 52.6%, or $17.9 million, and 20.3%, or $25.3 million, for the quarter ended and the year ended February 28, 2005, respectively.

        The increase in the amortization of customer relationships resulting from the Transactions decreased operating profit for the fourth quarter by 9.7%, or $3.3 million, compared to the same quarter in the previous year. For the year ended February 28, 2005, the amortization of customer relationships as well as certain expenses of $2.5 million associated with the integration of acquired entities, decreased operating profit by 8.3%, or $10.4 million, compared to the year ended February 29, 2004.

Expenses

        Commissions and Order Execution Costs    Commissions and order execution costs on a consolidated basis for the year ended February 28, 2005 increased by $190.6 million, or 46.3%, to $602.5 million from $411.9 million for the year ended February 29, 2004. The increase in commissions and order execution costs was due primarily to the increase in transaction volumes in all of the Company's business segments.

        Employee Compensation and Benefits Expenses    Employee compensation and benefits expenses on a consolidated basis for the year ended February 28, 2005 increased by $62.1 million, or 30.3%, to $267.0 million from $204.9 million for the year ended February 29, 2004. The increase was primarily due to expenses associated with the addition of several new operating groups acquired during the year ended February 28, 2005. Additionally, bonus accruals increased as a function of increased profitability in certain business segments as well as in geographical markets where local currency appreciation also had the effect of increasing equivalent U.S. dollar compensation levels.

        General, Administrative and Other Expenses    The results for the quarter and year ended February 28, 2005 reflect the financial impact of the Transactions, which were consummated on August 5, 2004. The Transactions resulted in an increase in amortization expense associated with the amortization of customer relationships, the value of which was determined as a result of the Transactions. The increase in the amount of amortization of these customer relationships for the year ended February 28, 2005 was $8.8 million compared to the year ended February 29, 2004. This increased amortization expense is included in general, administrative and other expenses, which on a consolidated basis for the year ended February 28, 2005 increased by 42.9% to $243.5 million compared to $170.4 million for the year ended February 29, 2004. The other principal components of the increase in general, administrative and other expenses for the year ended February 28, 2005 were expenses associated with entities acquired during the fiscal 2005 and the recognition of a legal reserve of $5.0 million. Certain of these expenses, including $9.8 million of expenses recorded in the Company's second quarter, are expenses associated with the physical integration of such groups.

        For the year ended February 28, 2005, the increase in amortization expense due to the Transactions increased general, administrative and other expenses by 5.1%, or $8.8 million, compared to the year ended February 29, 2004. The expenses associated with the physical integration of entities acquired and the legal reserve increased total general, administrative and other expenses further by 8.7%, or $14.8 million.

        Depreciation and amortization expense was $6.1 million, $5.3 million and $9.2 million for the quarters ended February 28, 2005, February 29, 2004 and November 30, 2004, respectively. For the year ended February 28, 2005 and February 29, 2004, depreciation and amortization was $30.0 million and $26.2 million, respectively. Interest from long-term borrowings, included in total interest expense, was $25.1 million, $7.1 million and $24.9 million for the quarters ended February 28, 2005, February 29, 2004 and November 30, 2004, respectively. For the year ended February 28, 2005 and February 29, 2004, interest from long-term borrowings was $68.2 million and $31.1 million, respectively.

Balance Sheet Items

        The Company does not believe that a comparison of the consolidated balance sheet as at February 28, 2005 to the consolidated balance sheet as of February 29, 2004 is meaningful due to the Transactions, which were completed on August 5, 2004 and resulted in a change of accounting basis relative to prior periods. As of February 28, 2005, cash and cash equivalents were $522.6 million, long-term borrowings were $1,246.0 million and regulated subsidiaries reported excess regulatory capital of $170.4 million. Total assets were $48.8 billion, and members' equity was $152.8 million. The level of long-term borrowings reflects the voluntary repayment of $150.0 million of bank debt in January 2005. The significant increase in cash and cash equivalents relative to the prior year reflects the fact that, as of February 29, 2004, Refco did not, as a matter of practice, sweep available excess cash of $257.1 million from its segregated cash bank accounts.

*    *    *

        Refco Group Ltd., LLC is a diversified financial services organization with operations in 14 countries and an extensive global institutional and retail client base. Refco Group's worldwide subsidiaries are members of principal U.S. and international exchanges, and are among the most active members of futures exchanges in Chicago, New York, London, Frankfurt, Paris and Singapore. In addition to its futures brokerage activities, Refco is a major broker of cash market products, including foreign exchange, foreign exchange options, government securities, domestic and international equities, emerging market debt, and OTC financial and commodity products. Refco is one of the largest global clearing firms for derivatives.

Cautionary Note regarding Forward-Looking Statements

        In this press release, we make forward looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact made in this press release are forward looking statements. These forward looking statements are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward looking statements, including (i) changes in domestic and international market conditions, (ii) competition, (iii) our ability to attract and retain customers, (iv) our relationships with introducing brokers, (v) retention of our management team, (vi) our ability to manage our growth or integrate future acquisitions, (vii) our exposure to significant credit risks with respect to our customers, (viii) international operations and expansion, (ix) systems failures, (x) the performance of third-party suppliers, (xi) changes in regulations or exchange membership requirements, (xii) the effectiveness of compliance and risk management methods, (xiii) potential litigation or investigations, (xiv) employee or introducing broker misconduct or errors, (xv) reputational harm and (xvi) other factors. Because of these factors, we caution that you should not place undue reliance on any of our forward looking statements. Further, any forward looking statement speaks only as of today. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

        For purposes of the tables and discussions included in this press release, the results for the year ended February 28, 2005 represent the mathematical addition of the results of operations for our predecessor from March 1, 2004 through August 5, 2004, the date of the Transactions, and our results of operations for the period from August 6, 2004 through February 28, 2005 and are not indicative of the results that would actually have been obtained if the Transactions had occurred on March 1, 2004.

        Although Refco reports total revenues on a gross basis in its consolidated financial statements, for purposes of segment reporting and analyzing our revenues we believe that net revenues provides a more meaningful indication of our results of operations. Net revenues represent total revenues less interest expense. Interest expense includes interest paid to Derivatives Brokerage and Clearing customers on the funds they maintain with us and interest paid to finance counterparties in our Prime Brokerage/Capital Markets business for the financing of customer securities. For purposes of calculating net revenues, interest expense excludes interest paid on long-term debt. We net interest expense against revenues because a substantial portion of our interest expense pertains to customer transactions from which we derive interest income but in which we have a related charge for interest expense.

REFCO GROUP LTD., LLC AND SUBSIDIARIES

COMBINED CONSOLIDATED STATEMENTS OF INCOME

			Year ended
	For the three months ended February 28, 2005	For the three months ended February 29, 2004
			February 28, 2005	February 29, 2004
	(unaudited)	(unaudited)
	(in thousands)
Revenues
Commissions and brokerage	$224,351	$171,910	$848,725	$645,440
Interest	831,742	325,148	2,585,816	1,051,695
Principal transactions, net	77,913	52,260	280,065	165,936
Asset management and advisory fees	2,984	1,755	12,477	7,255
Other	3,861	(335)	8,442	3,973

Total revenues	1,140,851	550,738	3,735,525	1,874,299

Expenses
Commissions and order execution costs	164,391	113,886	602,537	411,894
Interest	811,758	282,790	2,471,858	897,674
Employee compensation and benefits	72,824	59,525	266,993	204,854
General, administrative and other	69,982	43,932	243,546	170,415

Total expenses	1,118,955	500,133	3,584,934	1,684,837

Income before provision for income taxes, income from equity investees, members' interest in (losses) earnings of subsidiary, and discontinued operations	21,896	50,605	150,591	189,462
Provision for income taxes	2,101	6,347	14,244	11,687

Income before income from equity investees, members' interest in (losses) earnings of subsidiary and discontinued operations	19,795	44,258	136,347	177,775
(Loss) income from equity investees	(1,982)	3,903	24,923	11,544
Members' interest in (losses) earnings of subsidiary	(17,911)	962	(10,978)	1,273

Income from continuing operations	35,724	47,199	172,248	188,046
Discontinued operations:
Income (loss) from discontinued operations	—	87	7,383	(401)
Applicable income tax expense	—	514	3,344	489

Net income	$35,724	$46,772	$176,287	$187,156

REFCO GROUP LTD., LLC AND SUBSIDIARIES

SEGMENT PRESENTATION

			Year ended
	For the three months ended February 28, 2005	For the three months ended February 29, 2004	February 28, 2005	February 29, 2004
	(unaudited)	(unaudited)
	(in thousands)
Total revenues:
Derivatives Brokerage & Clearing	$294,898	$223,045	$1,074,784	$840,308
Prime Brokerage/Capital Markets	924,797	384,522	2,949,652	1,267,634
Corporate & Other	5,078	4,573	16,404	20,180
Eliminations	(83,922)	(61,402)	(305,315)	(253,823)

Total	$1,140,851	$550,738	$3,735,525	$1,874,299

Net revenues:
Derivatives Brokerage & Clearing	$262,294	$209,557	$971,371	$778,296
Prime Brokerage/Capital Markets	101,395	81,604	404,054	287,930
Corporate & Other	406	(1,214)	(15,157)	(2,092)
Eliminations	(7,907)	(14,917)	(28,370)	(56,414)

Total	$356,188	$275,030	$1,331,898	$1,007,720

Expenses:
Commissions and order execution costs	$164,391	$113,886	$602,537	$411,894
Employee compensation and benefits	72,824	59,525	266,993	204,854
General, administrative and other	69,982	43,932	243,546	170,415

Total	$307,197	$217,343	$1,113,076	$787,163

Income (loss) before provision for income taxes, income from equity investees, members' interest in (losses) earnings of subsidiary and discontinued operations:
Derivatives Brokerage & Clearing	$35,725	$32,645	$134,467	$121,546
Prime Brokerage/Capital Markets	28,464	34,021	137,452	124,631
Corporate & Other	(42,293)	(16,061)	(121,328)	(56,715)

Total	$21,896	$50,605	$150,591	$189,462

Income (loss) from equity investees:
Derivatives Brokerage & Clearing	$(4,579)	$324	$2,780	$2,469
Prime Brokerage/Capital Markets	2,597	3,579	22,143	9,075
Corporate & Other	—	—	—	—

Total	$(1,982)	$3,903	$24,923	$11,544

Members' interest in (losses) earnings of subsidiary:
Derivatives Brokerage & Clearing	$—	$—	$—	$—
Prime Brokerage/Capital Markets	(17,911)	962	(10,978)	1,273
Corporate & Other	—	—	—	—

Total	$(17,911)	$962	$(10,978)	$1,273

Income (loss) from continuing operations:
Derivatives Brokerage & Clearing	$29,190	$26,622	$122,893	$112,328
Prime Brokerage/Capital Markets	48,972	36,638	170,573	132,433
Corporate & Other	(42,438)	(16,061)	(121,218)	(56,715)

Total	$35,724	$47,199	$172,248	$188,046

REFCO GROUP LTD., LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	February 28, 2005	February 29, 2004
	(in thousands)
Cash and cash equivalents	$522,621	$316,213
Cash and securities segregated under federal and other regulations:
Cash and cash equivalents	1,102,539	1,375,838
Securities purchased under agreements to resell	58,650	55,061
Securities purchased under agreements to resell	30,235,871	22,974,308
Deposits with clearing organizations and others	2,439,653	1,831,765
Receivables from securities borrowed	3,128,304	1,808,566
Receivables from broker-dealers and clearing organizations	1,996,331	504,810
Receivables from customers, net of $61,190 and $65,200 in reserves, respectively	2,081,968	1,591,385
Receivables from equity members	—	210,223
Securities owned, at market or fair value	5,594,797	2,032,535
Memberships in exchanges (market value: February 28, 2005: $60,566, February 29, 2004: $41,377)	36,638	15,869
Assets of discontinued operations	—	276,012
Goodwill	716,566	145,718
Identifiable intangible assets	578,702	23,272
Other assets	275,209	170,597

Total assets	$48,767,849	$33,332,172

Liabilities
Short-term borrowings, including current portion of long-term borrowings	$32,628	$88,890
Securities sold under agreements to repurchase	28,625,903	23,763,252
Payable from securities loaned	3,028,933	1,867,047
Payable to broker-dealers and clearing organizations	741,122	583,643
Payable to customers	6,847,558	5,053,337
Securities sold, not yet purchased, at market or fair value	7,833,022	807,485
Liabilities of discontinued operations	—	44,878
Accounts payable, accrued expenses, and other liabilities	252,582	171,651
Long-term borrowings	1,238,000	315,500
Subordinated debt	—	16,000

Total liabilities	48,599,748	32,711,683
Commitments and contingent liabilities
Membership interests issued by subsidiary	15,351	4,405
Members' equity	152,750	616,084

Total liabilities and members' equity	$48,767,849	$33,332,172

QuickLinks

  Exhibit 99.1
REFCO GROUP LTD., LLC REPORTS FOURTH QUARTER AND YEAR-END RESULTS
Business Highlights
Summary of Results
Net Revenues
Operating Profit
Expenses
Balance Sheet Items
REFCO GROUP LTD., LLC AND SUBSIDIARIES COMBINED CONSOLIDATED STATEMENTS OF INCOME
REFCO GROUP LTD., LLC AND SUBSIDIARIES SEGMENT PRESENTATION
REFCO GROUP LTD., LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS